Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                    August 11, 2015
                                                                                                                                                                                                                                                                                                                                                                                                                                                Press Contact: G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                               (317) 636-9800
                                                                                                                                                                                                                                                                                                                                                                                                                                                                      corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES THE ELECTION OF A DIRECTOR

Carmel, Indiana, August 11, 2015—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced that Mr. Jeffrey S. Cohen was elected to the Board of Directors during the Company's regular quarterly board meeting held on August 11, 2015.
As partner of The Knall/Cohen Group and Managing Director of Stifel Nicolaus, Mr. Cohen works closely with families, foundations and endowments, advising on asset protection and opportunities for wealth accumulation.  The Knall/Cohen Group manages over $7 billion in client assets.
Prior to joining the Group, Mr. Cohen was a partner with one of Indiana's largest law firms, representing individuals and private and public corporations.  In 1997, he joined David Knall in what was formerly known as McDonald & Company Investments.  The duo later started The Knall/Cohen Group and joined with the financial services firm Stifel Nicolaus.
Mr. Cohen graduated from Indiana University with two degrees, a Bachelor's in Business and a Doctorate of Jurisprudence.  He previously served as a member of the Board of Trustees for Indiana University where he served as Chairman for its Finance and Audit Committee.
Mr. Cohen previously served as a board member for several Indianapolis community organizations, including Trust of Park Tudor School, the Indianapolis Marion-County Public Library Foundation and the Jewish Federation and was an appointee of the Marion-County Judicial Nominating Committee.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.